EXHIBIT 99.1

BK Technologies Announces Second Quarter 2022 Results

- Strong Demand for BKR 5000 Drove Record Second Quarter Bookings of $19M

WEST MELBOURNE, FL August 11, 2022 / BK Technologies Corporation (NYSE American: BKTI) (the “Company” or “BK Technologies”) today announced financial and operating results for the second quarter and six months ended June 30, 2022. The Company will host a conference call today, August 11, 2022, at 9:00 a.m. Eastern Time.

Second Quarter 2022 Financial and Operational Highlights

•	$12 million in revenue with record bookings of $19 million in the quarter driven by strong demand for BKR 5000
•	Shipment activity improved, however product margins were impacted related to continued shortages in certain key chip components which dramatically increased the cost of certain parts
•	Started a second BKR5000 manufacturing line in June to increase production rates, reduce backlog and support expected continued strong demand

“Our BKR 5000 line of portable radios and accessories saw continued market strength, resulting in record second quarter bookings of $19 million,” stated John Suzuki, CEO of BK Technologies. “Our communications equipment has a proven track record and excellent reputation for reliability and durability, particularly in the remote landscapes where many of our customer agencies respond to emergencies, natural disasters and wildfires. As these crisis situations appear to be growing in frequency and intensity, we remain committed to providing the communications solutions that keep first responders safe as they protect the communities and geographies they secure.

“As we’ve previously discussed, component shortages and supply chain challenges have impacted our ability to convert orders to shipments. We saw shipment activity resume at a more historical pace in the second quarter as we addressed these shortages, however margins were compressed related to the high cost of certain components. In addition, we added a second BKR 5000 manufacturing line in our Melbourne, Florida facility to increase our production capacity. We are seeing improvement in the supply chain and an easing of component shortages and believe that as we move through the second half of 2022, we are well positioned to fulfill a significant portion of our backlog orders and drive improved margin performance.

“Finally, we’re making solid progress with our SaaS business unit, and we’re energized by our goal to deliver a scalable smartphone application that will deliver unique SaaS services to the public safety market. Development of our first application is underway and expected to launch during the fourth quarter of 2022, with revenue generation commencing in early 2023. By expanding our offerings to include this enhanced capability, we believe we will create the opportunity to address a broader market audience within the public safety communications market and drive additional BKR Series radio sales.”

Kyle Cerminara, Chairman of the Board of Directors of BK Technologies, stated, “I am optimistic that the back half of 2022 will show improvement in many key metrics as we move forward with a sense of urgency and a strong desire to create value for shareholders.”

Second Quarter 2022 Financial Review

Revenue increased 7% to $12.1 million, compared with $11.3 million for the second quarter of last year and increased by 84% sequentially as compared to first quarter of 2022. Gross profit margin was 14% compared to 38% for the same quarter of last year. The lower gross margins generally reflect cost increases in material and freight. The Company expects to see improved gross margins in the second half of 2022.

Selling, General & Administrative expenses totaled $5.4 million, compared with $4.6 million for the second quarter of last year.

Operating loss totaled ($3.7 million) compared with operating loss of ($200,000) for the second quarter of last year.

BK Technologies recorded a net loss of ($4.3 million) or ($0.26) per basic and diluted share, compared with a net income of $1.8 million or $0.14 per basic and $.13 per diluted share, as adjusted, for the second quarter of last year. In the second quarter of 2022, the Company recognized an unrealized loss of ($602,000) on its investment in FG Financial Group (FGF), compared with an unrealized gain of $2.3 million in the same quarter of last year.

First Six Months 2022 Financial Review

Revenue decreased 6% to $18.7 million, compared with $19.9 million for the first six months of last year. Gross profit margin was 17% compared to 38% for the first six months of last year. The lower gross margins generally reflect cost increases in material and freight. The Company expects to see improved gross margin in the second half of 2022.

Selling, General & Administrative expenses totaled $10.3 million, compared with $8.5 million for the first half of 2021.

Operating loss totaled ($7.1 million) compared with operating loss of ($1.1 million) for the first six months of last year.

BK Technologies recorded a net loss of ($8.3 million) or ($0.49) per basic and diluted share, compared with net income of $1.2 million or $0.09 per basic and diluted share, as adjusted, for the first half of last year. In the first six months of 2022, the Company recognized an unrealized loss of ($1.1 million) on its investment in FG Financial Group (FGF), compared with an unrealized gain of $2.5 million in the first six months of last year.

Working capital totaled approximately $17.4 million, of which approximately $12.4 million was comprised of cash, cash equivalents, and trade receivables. This compares with the working capital at year-end of 2021 of approximately $25.2 million, of which $18.8 million was comprised of cash, cash equivalents, and trade receivables.

Conference Call and Webcast

BK Technologies will host a conference call and webcast for investors today, August 11, 2022, at 9:00 a.m. Eastern Time.

Shareholders and interested parties may participate in the conference call by dialing (888) 506-0062. International participants may join the conference call by dialing (973) 528-0011. All callers must use the access code 882586. The call will also be webcast at www.bktechnologies.com. Please allow extra time prior to the conference call to visit the site.

An online archive of the webcast will be available on the BK Technologies web site for thirty (30) days following the call at www.bktechnologies.com. A replay of the conference call will be available one hour after completion of the call and will remain available until August 18, 2022. The replay may be accessed by dialing (877) 481-4010 (for domestic participants) or (919) 882-2331 (for international participants). All callers must use passcode 46208 to access the replay.

About BK Technologies

BK Technologies Corporation manufactures high-specification, American-made communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. BK Technologies is honored to serve these heroes with reliable equipment when every moment counts. The Company’s common stock trades on the NYSE American market under the symbol “BKTI”. Maintaining its headquarters in West Melbourne, Florida, BK Technologies can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company’s operations, economic performance, and financial condition, including, but not limited to, statements regarding the Company’s long-term strategic plan, and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors and risks, some of which have been, and may further be, exacerbated by the COVID-19 pandemic and the ongoing war in Ukraine and related sanctions, include, among others, the following: changes or advances in technology; the success of our land mobile radio product line; disruption in the global supply chain creating delays, unavailability and adverse conditions; successful introduction of new products and technologies, including our ability to successfully develop and sell our anticipated new multiband product and other related products in the planned new BKR Series product line and our announced SaaS solutions; competition in the land mobile radio industry; general economic and business conditions, including inflationary pressures, federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, the ongoing effects of the COVID-19 pandemic and the ongoing war in Ukraine, including the impact of related sanctions being imposed by the U.S. Government and the governments of other countries, impact of potential reprisals as a consequence of the war in Ukraine and any related sanctions; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and to consummate, acquisition, disposition or investment transactions, and risks incumbent to being a noncontrolling interest stockholder in a corporation; impact of the COVID-19 pandemic or the ongoing war in Ukraine on the companies in which the Company holds investments; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; impact of rising health care costs; our business with manufacturers located in other countries, including changes in the U.S. Government and foreign governments’ trade and tariff policies, as well as any further impact resulting from the COVID-19 pandemic or the ongoing war in Ukraine; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results and stock price; acts of war or terrorism, natural disasters and other catastrophic events, such as the COVID-19 pandemic and the ongoing war in Ukraine; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems; availability of adequate insurance coverage; maintenance of our NYSE American listing; risks related to being a holding company; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statement.

Company Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

bktechnologies@imsinvestorrelations.com

(203) 972-9200

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(Financial Tables to Follow)

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021*	June 30, 2022	June 30, 2021*

Sales, net	$12,111	$11,335	$18,696	$19,899
Expenses
Cost of products	10,386	6,982	15,499	12,426
Selling, general and administrative	5,405	4,553	10,321	8,526
Total operating expenses	15,791	11,535	25,820	20,952

Operating loss	(3,680)	(200)	(7,124)	(1,053)

Other (expense) income:
Net interest (expense) income	(24)	(14)	(39)	(18)
(Loss) gain on investment in securities	(602)	2,262	(1,098)	2,467
Other expense	(28)	(26)	(9)	(44)
Total other (expense) income	(654)	2,222	(1,146)	2,405

(Loss) income before income taxes	(4,334)	2,022	(8,270)	1,352

Provision for income tax	—	(184)	—	(184)

Net (loss) income	$(4,334)	$1,838	$(8,270)	$1,168

Net (loss) income per share-basic:	$(0.26)	$0.14	$(0.49)	$0.09
Net (loss) income per share-diluted:	$(0.26)	$0.13	$(0.49)	$0.09
Weighted average shares outstanding-basic	16,868,281	13,563,763	16,858,583	13,043,477
Weighted average shares outstanding-diluted	16,868,281	13,625,095	16,858,583	13,101,635

*The amounts for the three and six months ended June 30, 2021 have been adjusted to reflect the change in inventory accounting method

BK TECHNOLOGIES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,904	$10,580
Trade accounts receivable, net	6,519	8,229
Inventories, net	22,498	16,978
Prepaid expenses and other current assets	1,282	1,634
Total current assets	36,203	37,421

Property, plant and equipment, net	4,574	4,556
Right-of-use (ROU) asset	2,198	2,399
Investment in securities	697	1,795
Deferred tax assets, net	4,116	4,116
Other assets	137	98
Total assets	$47,925	$50,385

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,804	$5,883
Accrued compensation and related taxes	1,781	1,099
Accrued warranty expense	551	533
Accrued other expenses and other current liabilities	417	938
Dividends payable	508	505
Short-term lease liability	466	447
Credit facility	3,958	1,470
Notes payable-current portion	272	267
Deferred revenue	1,063	1,045
Total current liabilities	18,820	12,187

Notes payable, net of current portion	468	605
Long-term lease liability	2,032	2,269
Deferred revenue	2,894	2,706
Total liabilities	24,214	17,767
Commitments and contingencies
Stockholders’ equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares; none issued or outstanding	—	—
Common stock; $.60 par value; 50,000,000 authorized shares; 18,368,863 and 18,298,999 issued and 16,918,463 and 16,848,599 outstanding shares at June 30, 2022, and December 31, 2021, respectively	11,021	10,979
Additional paid-in capital	36,197	35,862
Accumulated deficit	(18,105)	(8,821)
Treasury stock, at cost, 1,450,400 shares at June 30, 2022, and December 31, 2021, respectively	(5,402)	(5,402)
Total stockholders’ equity	23,711	32,618
Total liabilities and stockholders’ equity	$47,925	$50,385